Exhibit 99.1

FOR IMMEDIATE RELEASE

SEPTEMBER 17, 2026

FIRST FINANCIAL CORPORATION ANNOUNCES CHIEF FINANCIAL OFFICER RETIREMENT AND APPOINTMENT OF SUCCESSOR

TERRE HAUTE, IN – First Financial Corporation (NASDAQ: THFF) (“First Financial”), the holding company for First Financial Bank, N.A., today announced that its Board of Directors has been notified by Rodger A. McHargue, Chief Financial Officer, of his decision to retire, effective December 31, 2026. The Board of Directors has accepted his retirement and appointed Paul D. Nungester to succeed him as Chief Financial Officer, effective January 1, 2027.

Mr. McHargue has served as Chief Financial Officer since 2010 and has provided steady leadership that was instrumental in executing First Financial’s strategic initiatives and strengthening its financial position. Mr. McHargue’s retirement marks the culmination of a successful tenure during which First Financial achieved meaningful growth, strengthened its financial foundation, and successfully pursued opportunities in new and existing markets.

“On behalf of the management team and Board of Directors, I would like to thank Rodger for his contributions to First Financial,” said Norman D. Lowery, First Financial’s President and Chief Executive Officer. “We are grateful for his dedication and commitment and wish him all the best in retirement.”

“I am proud of what our team has accomplished during my tenure,” said Mr. McHargue. “It has been a pleasure to serve our shareholders, customers, and employees, and I believe First Financial is well-positioned to build on the progress we have made.”

First Financial also announced the appointment of Paul D. Nungester as Chief Financial Officer. Mr. Nungester currently serves as Senior Vice President and Director of Finance and brings nearly 30 years of financial and leadership experience to the role.

“We are pleased to welcome Paul Nungester into the role of CFO,” said Mr. Lowery. “He brings valuable experience and perspective to the position, and we look forward to his contributions as we continue to execute our strategy.”

“This is an exciting opportunity, and I look forward to contributing to the execution of our strategy and working with the team on the opportunities ahead,” said Mr. Nungester. “I want to thank Rodger for his years of leadership to this institution. I am very fortunate to inherit a strong organization, and I look forward to building on its accomplishments.”

About First Financial Corporation

First Financial Corporation (NASDAQ: THFF) is the holding company for First Financial Bank, N.A. First Financial Bank is the fifth oldest national bank in the United States, operating 87 banking centers in Georgia, Illinois, Indiana, Kentucky and Tennessee. Additional information is available at www.first-online.bank.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding First Financial Corporation’s (“First Financial”) expectations, plans, strategies, future growth, opportunities and prospects. Forward-looking statements are generally identified by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “could,” “should,” “continue,” “future,” and similar expressions, although not all forward-looking statements contain these words. These statements are based on First Financial’s current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among other things, those described in First Financial’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. First Financial undertakes no obligation to update or revise any forward-looking statements, except as may be required by law.